EXHIBIT 10.56
FORM OF GRANT AGREEMENT FOR A
NON-QUALIFIED STOCK OPTION UNDER THE
MATTEL, INC. AMENDED AND RESTATED
2010 EQUITY AND LONG-TERM COMPENSATION PLAN

This is a Grant Agreement (this “Grant Agreement”) between Mattel, Inc. (“Mattel”) and the individual (the “Holder”) named in the Notice of Grant – Non-Qualified Stock Option (the “Notice”). The Notice accompanying this Grant Agreement is deemed a part of this Grant Agreement.
Recitals
Mattel has adopted the Amended and Restated 2010 Equity and Long-Term Compensation Plan, as may be amended from time to time (the “Plan”), for the granting to selected employees of awards based upon shares of Common Stock of Mattel. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.
Option
1.Terms. Effective as of the grant date specified in the Notice (the “Grant Date”), Mattel grants to the Holder a Non-Qualified Stock Option (this “Option”) to purchase, on the terms and conditions set forth in the Notice and this Grant Agreement, all or any part of the aggregate number of shares of Common Stock subject to the Option as set forth in the Notice. The Option shall remain outstanding until and shall expire on the tenth anniversary of the Grant Date as specified in the Notice (the “Expiration Date”), unless and to the extent this Option is terminated or forfeited before such date pursuant to Section 5 or Section 6 below. The per-share exercise price of this Option equals the Fair Market Value of a share of Common Stock on the Grant Date, and is set forth in the Notice.
2.Vesting and Exercisability. Except as otherwise provided in Section 6 regarding the effects of the Holder’s Severance, this Option shall vest and become exercisable in the time and manner set forth in the Notice.
3.Method of Exercising. In order to exercise this Option in whole or in part, the Holder shall follow such procedures as may be established by Mattel from time to time, including through any automated system that Mattel may establish for itself or using the services of a third party, such as a system using an internet website or interactive voice response. In order for such exercise to be considered effective, the Holder must satisfy the withholding obligations of Section 4 below and the certification obligation of Section 5 below, and make full payment of the exercise price for the shares being purchased in accordance with such methods as the Committee may approve from time to time. As of the Grant Date, the following forms of payment are available:
(a)cash; and
(b)by the delivery to Mattel or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell a

(Form NQSO – Employee)

sufficient portion of the shares of Common Stock and to timely deliver the sale proceeds directly to Mattel to pay the exercise price of this Option.
Notwithstanding anything to the contrary in this Grant Agreement, if the Holder resides and/or is employed in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the exercise price, or require the Company and/or the Holder to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, Mattel may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion). In addition, Mattel may require the Holder to sell any shares of Common Stock acquired under the Plan at such times as may be required to comply with any local legal, regulatory or tax requirements (in which case, this Grant Agreement shall give Mattel the authority to issue sales instructions with respect to shares of Common Stock acquired under the Plan on the Holder’s behalf).
4.Tax Withholding. As a condition to exercising this Option in whole or in part, the Holder shall pay, or make provisions satisfactory to the Company for payment of, any income tax, social tax, payroll tax and other taxes required to be withheld in connection with such exercise. Payment for such taxes may be in any of the forms of payment specified above in Section 3. To the extent permitted by applicable law and with the consent of Mattel, payment for such taxes also may be in the form of shares of Common Stock that would otherwise be issued upon the exercise of this Option, provided that the Fair Market Value of such shares shall not exceed the sums necessary to pay the tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income, rounded up to the nearest whole number of shares (unless higher withholding is permissible without adverse accounting consequences to Mattel). The Company may, in its discretion, withhold any amount necessary to pay the applicable taxes from the Holder’s regular salary/wages or any other amounts payable to the Holder, with no withholding of shares of Common Stock, or may require the Holder to submit payment equivalent to the minimum taxes required to be withheld (unless higher withholding is permissible without adverse accounting consequences to Mattel) by means of certified check, cashier’s check or wire transfer. By accepting the Option, the Holder expressly consents to the methods of withholding as provided hereunder. In the event the withholding requirements for applicable taxes are not satisfied, no shares of Common Stock will be issued to the Holder (or the Holder’s estate) upon exercise of the Option unless and until satisfactory arrangements (as determined by Mattel in its sole discretion) have been made by the Holder with respect to the payment of applicable taxes.
Further, if the Holder becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Holder acknowledges that Mattel and/or his or her employer (or former employer, as applicable) may be required to withhold or account for taxes in more than one country. All other taxes related to the Option and any shares of Common Stock delivered in settlement thereof shall be the sole responsibility of the Holder.

(Form NQSO – Employee)

5.Termination, Rescission and Recapture. The Holder specifically acknowledges that this Option is subject to the provisions of Section 19 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of this Option, the rescission of shares of Common Stock acquired upon the exercise of this Option and/or the recapture of proceeds of the sale of such shares of Common Stock. Except as provided in the next sentence, as a condition of the exercise of this Option, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 19 of the Plan) and, if a Severance has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 19 of the Plan is inapplicable, and accordingly such certification shall not be required, in connection with any exercise after a Severance of the Holder that occurs within the 24-month period following a Change in Control.
6.Consequences of the Holder’s Severance. The consequences of the Holder’s Severance for this Option shall be as follows, subject to Section 5 above.
(a)In the case of the Holder’s Severance for Cause, this Option (whether vested or unvested) shall terminate immediately on the date of the Severance.
(b)In the case of the Holder’s Severance that occurs at least six (6) months after the Grant Date as a result of Retirement, death or Disability, this Option shall become fully vested and exercisable immediately, to the extent not previously vested and exercisable, and shall remain exercisable until the earlier of (i) the fifth anniversary of the date of the Severance, or (ii) the Expiration Date.
(c)In the case of the Holder’s Severance by the Company without Cause within the 24-month period following a Change in Control, this Option shall become fully vested and exercisable, and shall remain exercisable until the earlier of (i) two (2) years following the date of Severance, or (ii) the Expiration date. Notwithstanding the foregoing, if such Severance constitutes a Retirement and the date of such Retirement is at least six (6) months after the Grant Date, then the Holder will be able to exercise this Option until the fifth anniversary of the date of the Severance (but in no event past the Expiration Date).
(d)In the case of the Holder’s Severance in all other circumstances, (i) any portion of this Option that has previously vested shall remain exercisable until the earlier of (A) 90 days following the date of the Severance, or (B) the Expiration Date, and (ii) any portion of this Option that has not previously vested shall terminate immediately on the date of the Severance. Notwithstanding the foregoing clause (i), if such Severance occurs during the 24-month period following a Change in Control, then the Holder will be able to exercise the previously vested portion of this Option until two (2) years following the date of the Severance (but in no event past the Expiration Date).

(Form NQSO – Employee)

7.Compliance with Law.
(a)No shares issuable upon the exercise of this Option shall be issued and delivered unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the shares of Common Stock are then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with and are in full force. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

(b)If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

(c)If the Holder is a resident of or employed in a country other than the United States, the Holder agrees, as a condition to the grant of the Option, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to this Option) in accordance with local foreign exchange rules and regulations in the Holder’s country of residence (and country of employment, if different). In addition, the Holder agrees to take any and all actions, and consent to any and all actions taken by Mattel, as may be required to allow Mattel to comply with local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different). Finally, the Holder agrees to take any and all actions that may be required to comply with the Holder’s personal legal and tax obligations under local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different).

(d)If the Holder is a resident of or employed in a country that is a member of the European Union, the grant of the Option and this Grant Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Mattel, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under local law.
8.Assignability. This Option shall not be transferable by the Holder, other than upon the death of the Holder in accordance with such beneficiary designation procedures or other procedures as Mattel may prescribe from time to time. This Option shall be exercisable, subject

(Form NQSO – Employee)

to the terms of the Plan and this Grant Agreement, only by the Holder, the guardian or legal representative of the Holder as provided in Section 9(c) of the Plan, or any person to whom this Option is permissibly transferred pursuant to this Section 8 and Section 16(a) of the Plan, it being understood that the term “Holder” includes such guardian, legal representative and other transferee; provided, that references to employment or other provision of services to the Company (such as the terms “Disability,” “Retirement” and “Severance”) shall continue to refer to the employment of, or provision of services by, the original Holder named above.
9.Certain Corporate Transactions. In the event of certain corporate transactions, this Option shall be subject to adjustment as provided in Section 17 of the Plan. In the event of a Change in Control, this Option shall be subject to the provisions of Section 18 of the Plan.
10.No Additional Rights.
(a)Neither the granting of this Option nor its exercise shall (i) affect or restrict in any way the power of Mattel to take any and all actions otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue in the employment of or performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.
(b)The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, (iii) the Plan and the benefits the Holder may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Company, (iv) any modifications or amendments of the Plan by Mattel, or a termination of the Plan by Mattel, shall not constitute a change or impairment of the terms and conditions of the Holder’s employment with the Company and (v) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.
(c)Without limiting the generality of subsections (a) and (b) immediately above and subject to Section 6 above, if there is a Severance of the Holder, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Option or the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.
(d)The Holder’s participation in the Plan is voluntary. The value of the Option and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Holder’s employment (and the Holder’s employment contract, if any). Any grant under the Plan, including the grant of the Option, is not part of the Holder’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension, or retirement benefits or similar payments.

(Form NQSO – Employee)

11.Rights as a Stockholder. Neither the Holder nor any other person legally entitled to exercise this Option shall have any rights as a stockholder with respect to any shares covered by this Option until such shares have been issued to the Holder following the exercise of this Option.
12.Compliance with Plan. This Option and this Grant Agreement are subject to, and Mattel and the Holder agree to be bound by, the terms and conditions of the Plan as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan or this Grant Agreement shall adversely affect this Option without the consent of the Holder. In the event of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.
13.Data Privacy.
(a)Holders employed outside of the European Union, the European Economic Area or the United Kingdom hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Data (defined below), for the exclusive purposes of (i) granting the Option, (ii) implementing, administering, and managing the Holder’s participation in the Plan, and (iii) generally administering employee compensation and related benefits for the Holder, pursuant to applicable personal data protection laws. The collection, use and transfer of the Holder’s Data is voluntary, but necessary for Mattel’s administration of the Plan and the Holder’s participation in the Plan, and the Holder’s denial and/or objection to the collection, use and transfer of Data may affect the Holder’s ability to participate in the Plan. As such, the Holder voluntarily acknowledges and consents (where required under applicable law) to the collection, use, and transfer of Data as described herein.
(b)The Company uses certain personal information about the Holder, including (but not limited to) the Holder’s name, home address and telephone number, email address, date of birth, social security, passport or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in Mattel, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested, exercised or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Holder or collected, where lawful, from third parties, and the Company will use the Data for the exclusive purpose of implementing, administering, and managing the Holder’s participation in the Plan, and generally administering employee compensation and related benefits for the Holder. The Company’s usage of Data will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Holder’s country of residence. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration, and operation of the Plan and for the Holder’s participation in the Plan.

(Form NQSO – Employee)

(c)The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Holder’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States or elsewhere throughout the world. The Holder hereby authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Holder’s behalf to a broker or other third party with whom the Holder may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
(d)The Holder understands that Data will be held only as long as is necessary to implement, administer and manage the Holder’s participation in the Plan. The Holder may, under certain circumstances, exercise the Holder’s rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) oppose the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan or the Holder’s participation in the Plan. The Holder may seek to exercise these rights by contacting the Holder’s local HR manager.
(e)The Holder understands that he or she is providing the consents herein on a purely voluntary basis. If the Holder does not consent, or if the Holder later seeks to revoke his or her consent, his or her employment status or service with the Company will not be affected. The only consequence of refusing or withdrawing the Holder’s consent is that Mattel may be unable to grant Options or other equity awards to the Holder or administer or maintain such awards. Therefore, the Holder understands that refusing or withdrawing his or her consent may affect the Holder’s ability to participate in the Plan. For more information on the consequences of the Holder’s refusal to consent or withdrawal of consent, the Holder should contact his or her local HR manager.
14.Governing Law. The interpretation, performance and enforcement of this Option shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan, the Grant Agreement and this Option to the extent that it would be lawful to do so, and Mattel would not, in connection with this Option, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and a participation by a Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without Mattel being in breach of the laws of any such jurisdiction.
15.No Advice Regarding Grant. Mattel is not providing any tax, legal or financial advice, nor is Mattel making any recommendations, regarding the Holder’s participation in the Plan or the Holder’s acquisition or sale of the underlying shares of Common Stock. The Holder

(Form NQSO – Employee)

should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
16.Insider Trading/Market Abuse Laws. The Holder may be subject to insider trading and/or market abuse laws based on the exchange on which the shares of Common Stock are listed, and in applicable jurisdictions, including the United States, the Holder’s country and the designated broker’s country, that may affect the Holder’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of shares of Common Stock or rights linked to the value of shares of Common Stock under the Plan (e.g., Options) during such times the Holder is considered to have “inside information” (as defined in the laws of applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Holder placed before he or she possessed inside information. Further, the Holder could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. These laws may be the same or different from any insider trading policy of Mattel. The Holder acknowledges and agrees that it is the Holder’s responsibility to comply with any restrictions, and the Holder should consult with his or her personal legal advisor for further information regarding any applicable insider trading and/or market abuse laws in the Holder’s country.
17.English Language. The Holder acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language and understands the provisions of the Grant Agreement and the Plan. The Holder further acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English. If the Holder has received the Grant Agreement, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
18.Electronic Delivery. Mattel will deliver any documents related to the Option and the Holder’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means unless otherwise determined by Mattel in its sole discretion.  The Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Mattel or a third party designated by Mattel.
19.Value of the Option. The Holder acknowledges and agrees that the value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and if the Holder vests in the Option, exercises the Option in accordance with the terms of this Grant Agreement and is issued shares of Common Stock, the value of those shares may increase or decrease, even below the Exercise Price. The Company shall not be liable for any foreign exchange rate fluctuation between the local currency of the Holder’s country of residence and the U.S. dollar that may affect the value of the Option or of any amounts due to the Holder pursuant to the settlement of the Option or the subsequent sale of any shares of Common Stock acquired upon settlement of the Option.

(Form NQSO – Employee)

20.Addendum. Notwithstanding any provision of this Grant Agreement to the contrary, the Option shall be subject to any special terms and conditions for the Holder’s country of residence (and country of employment, if different) as are set forth in the applicable addendum to the Grant Agreement (the “Addendum”). Further, if the Holder transfers residence and/or employment to another country reflected in an Addendum to the Grant Agreement, the special terms and conditions for such country (if any) will apply to the Holder to the extent Mattel determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or Mattel may establish alternative terms and conditions as may be necessary or advisable to accommodate the Holder’s transfer). Any applicable Addendum shall constitute part of this Grant Agreement.
21.Additional Requirements. Mattel reserves the right to impose other requirements on the Option, any shares of Common Stock acquired pursuant to the Option, and the Holder’s participation in the Plan, to the extent Mattel determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring the Holder to sign any agreements or undertakings that may be necessary or advisable to accomplish the foregoing.
Notwithstanding any provision of this Grant Agreement to the contrary, if the Holder does not accept the Option (in accordance with the method specified by Mattel) by the six-month anniversary of the date of grant, the Option will be deemed accepted by Mattel, and the Holder shall be subject to the terms and conditions of the Plan and this Grant Agreement.

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(Form NQSO – Employee)